Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release	Contacts:
AIG 175 Water Street New York, NY 10038 www.aig.com	Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Daniel O’Donnell (Media): 212-770-3141; daniel.odonnell@aig.com Claire Talcott (Media): 212-458-6343; claire.talcott@aig.com

AIG REPORTS FOURTH QUARTER 2018 RESULTS

•	Net loss of $622 million, or $0.70 per share, for the fourth quarter of 2018, compared to net loss of $6.7 billion, or $7.33 per share, in the prior-year quarter.
•	Adjusted after-tax loss of $559 million, or $0.63 per share, for the fourth quarter of 2018, compared to adjusted after-tax income of $526 million, or $0.57 per diluted share, in the prior-year quarter.
•	Total net investment income of $2.8 billion in the fourth quarter of 2018, compared to $3.5 billion in the prior-year-quarter was significantly impacted by market performance. Full year 2018 net investment income of $12.5 billion compared to $14.2 billion in the prior year.
•	Net pre-tax catastrophe losses in the fourth quarter of 2018 of $798 million ($630 million after-tax or $0.71 per share, at the statutory tax rate of 21%) consistent with the previously disclosed range. Full year 2018 net pre-tax catastrophe losses of $2.9 billion compared to $4.2 billion in the prior year.
•	Net unfavorable prior year loss reserve development of $365 million in the fourth quarter of 2018. For the full year 2018, net unfavorable prior year loss reserve development of $362 million compared to $978 million for the prior year.
•	Share and warrant repurchases of $750 million for the fourth quarter of 2018 and $1.8 billion for full year 2018.
•	AIG Board of Directors increased the share repurchase authorization to $2.0 billion, including approximately $512 million that remained under the previous authorization.

NEW YORK, February 13, 2019 - American International Group, Inc. (NYSE: AIG) today reported a net loss of $622 million, or $0.70 per share, for the fourth quarter of 2018, compared to a net loss of $6.7 billion, or $7.33 per share, in the prior-year quarter. Adjusted after-tax loss was $559 million, or $0.63 per share, for the fourth quarter of 2018, compared to adjusted after-tax income of $526 million, or $0.57 per diluted share, in the prior-year quarter.

Brian Duperreault, AIG’s President and Chief Executive Officer, said: “Throughout 2018, significant foundational work was undertaken to remediate AIG’s core underwriting capabilities. While many issues and challenges were uncovered, we moved quickly to reduce risk and volatility, as well as implement strategies that we believe will accelerate our progress in 2019. The world class talent that joined AIG throughout 2018 was a highlight, and our team is not taking short cuts in building a top performing enterprise nor are we settling for easy fixes. Our work continues to restore AIG as the leading insurance company in the world and I remain confident we are on the right path to achieve long-term, sustainable and profitable growth.

FOR IMMEDIATE RELEASE

“Our fourth quarter 2018 results showed positive improvements in General Insurance, reflecting actions we took throughout the year to re-position and strengthen the business, and Life and Retirement remains a stable source of earnings with attractive returns. Results were negatively impacted by performance in both equity and credit markets, catastrophe losses that came within our previously disclosed guidance, as well as modest net unfavorable prior year loss reserve development driven largely by underwriting decisions from 2016 and prior years. We continue to expect to achieve an underwriting profit entering 2019 in General Insurance and to reach double digit returns for consolidated AIG in three years.”

FOURTH QUARTER FINANCIAL SUMMARY*

	Three Months Ended December 31,
($ in millions, except per share amounts)	2018	2017
Net loss	$(622)	$(6,660)
Net loss per diluted share (a)	$(0.70)	$(7.33)
Adjusted after-tax income (loss)	$(559)	$526
Adjusted after-tax income (loss) per diluted share (a)	$(0.63)	$0.57

Return on equity	(4.3)%	(38.7)%
Adjusted return on equity	(4.6)%	4.2%
Adjusted return on attributed equity - Core	(4.3)%	2.6%

Book value per common share	$65.04	$72.49
Book value per common share, excluding accumulated other comprehensive income	66.67	66.41
Adjusted book value per common share	54.95	54.74
*Refer to the Comments on Regulation G and the tables that follow for a discussion of non-GAAP financial measures and the reconciliations of the non-GAAP financial measures to GAAP measures.
(a) For periods reporting a loss, basic average common shares outstanding are used to calculate net income (loss) per diluted share.

FOURTH QUARTER 2018 HIGHLIGHTS

All comparisons are against the fourth quarter of 2017, unless otherwise indicated.

Net Investment Income Impacted by Alternative Returns and Equity Market Declines – Fourth quarter net investment income from our insurance companies, including the Legacy insurance portfolios, decreased 18.1% from the prior-year quarter to $2.8 billion. The fourth quarter was impacted by net losses on alternative investments as well as investments in equity securities resulting from elevated volatility in the credit markets and unfavorable performance in the equity markets. For the full year, net investment income from our insurance companies, including the Legacy insurance portfolios, totaled $12.7 billion.

General Insurance – The fourth quarter of 2018 combined ratio of 115.0 was impacted by 11.3 points related to catastrophe losses net of reinstatement premiums and 5.3 points of net unfavorable loss reserve development. The accident year combined ratio, as adjusted, was 98.8 comprised of a 63.9 loss ratio, as adjusted, down 130 basis points from the prior-year quarter, and an expense ratio of 34.9, down 10 basis points over the prior-year quarter. Pre-tax

FOR IMMEDIATE RELEASE

catastrophe losses, net of reinsurance, included $826 million for General Insurance, primarily related to Hurricane Michael and the California Wildfires and a $28 million decrease in the loss estimates for Typhoon Jebi reported in the Legacy segment. Net prior year loss reserve development was unfavorable by $363 million for the quarter. North America and International Commercial Lines had unfavorable prior year loss reserve development of $326 million and $74 million, respectively, for the quarter driven largely by Financial Lines. International Personal Insurance recorded favorable prior year loss development of $37 million primarily from Japan.

Fourth quarter expense ratio of 34.9 primarily reflected improvement in the General operating expense (GOE) ratio as a result of expense reduction actions taken in the second half of the year, partially offset by an increase in the North America acquisition ratio due to changes in portfolio mix.

Life and Retirement Earnings – Fourth quarter adjusted pre-tax income of $623 million reflected the impact of declining equity markets and widening credit spreads in all businesses, against a backdrop of attractive new business margins, and solid growth in premiums and deposits in Individual Retirement, Group Retirement and Life Insurance as well as several opportunistic Institutional Markets transactions. GOE increased primarily due to new business acquisition, international expansion, and investments in core businesses. The fourth quarter of 2018 Adjusted Return on Equity was 9.8%.

Legacy Results – Fourth quarter adjusted pre-tax loss of $150 million, compared to adjusted pre-tax income of $411 million in the prior-year quarter, reflect lower net investment income and losses from fair value option assets, as well as a $105 million pre-tax charge resulting from loss recognition testing on certain Accident & Health cancer and disability blocks. AIG completed the sale of 19.9% of AIG’s ownership interest in Fortitude Holdings, the parent of Fortitude Re (formerly DSA Re), to The Carlyle Group L.P.

Liquidity and Capital – As of December 31, 2018, AIG Parent liquidity stood at approximately $3.8 billion. In the fourth quarter, AIG Parent received approximately $350 million of distributions from the insurance subsidiaries in the form of cash and fixed maturity securities, including tax sharing payments. In the fourth quarter, AIG repurchased 18.0 million shares of common stock for $745 million and warrants for $5 million. AIG’s Board of Directors has approved an increase in our share repurchase authorization to $2.0 billion, including approximately $512 million that was remaining under the previous authorization.

Book Value per Common Share – As of December 31, 2018, book value per common share was $65.04 compared to $72.49 at December 31, 2017. Book value per common share excluding accumulated other comprehensive income and deferred tax assets (Adjusted book value per common share) was $54.95, up slightly from prior-year end.

FOR IMMEDIATE RELEASE

GENERAL INSURANCE

	Three Months Ended December 31,
($ in millions)	2018	2017	Change
Total General Insurance
Gross premiums written	$7,699	$7,278	6%
Net premiums written	$6,424	$5,892	9
Underwriting loss	$(1,071)	$(846)	(27)
Adjusted pre-tax income (loss)	$(722)	$13	NM

Underwriting ratios:
Loss ratio	80.1	78.3	1.8	pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(11.3)	(11.7)	0.4
Prior year development	(5.3)	(1.4)	(3.9)
Adjustments for ceded premium under reinsurance contracts and other	0.4	-	0.4
Accident year loss ratio, as adjusted	63.9	65.2	(1.3)
Expense ratio	34.9	35.0	(0.1)
Combined ratio	115.0	113.3	1.7
Accident year combined ratio, as adjusted	98.8	100.2	(1.4)

FOR IMMEDIATE RELEASE

General Insurance - North America

	Three Months Ended December 31,
($ in millions)	2018	2017	Change
North America
Net premiums written	$2,944	$2,583	14%
Commercial Lines	2,161	1,808	20
Personal Insurance	783	775	1

Underwriting income (loss)	$(871)	$(316)	(176)
Commercial Lines	(541)	16	NM
Personal Insurance	(330)	(332)	1

Adjusted pre-tax income (loss)	$(575)	$412	NM

Underwriting ratios:
North America
Loss ratio	94.6	83.0	11.6	pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(19.6)	(24.5)	4.9
Prior year development	(10.0)	3.3	(13.3)
Adjustments for ceded premium under reinsurance contracts and other	0.9	-	0.9
Accident year loss ratio, as adjusted	65.9	61.8	4.1
Expense ratio	30.7	28.5	2.2
Combined ratio	125.3	111.5	13.8
Accident year combined ratio, as adjusted	96.6	90.3	6.3

North America Commercial Lines
Loss ratio	93.6	73.9	19.7	pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(9.8)	(12.0)	2.2
Prior year development	(13.3)	4.9	(18.2)
Adjustments for ceded premium under reinsurance contracts and other	1.2	-	1.2
Accident year loss ratio, as adjusted	71.7	66.8	4.9
Expense ratio	27.3	25.3	2.0
Combined ratio	120.9	99.2	21.7
Accident year combined ratio, as adjusted	99.0	92.1	6.9

North America Personal Insurance
Loss ratio	98.0	108.0	(10.0	) pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(49.8)	(58.6)	8.8
Prior year development	-	(1.1)	1.1
Accident year loss ratio, as adjusted	48.2	48.3	(0.1)
Expense ratio	41.6	37.5	4.1
Combined ratio	139.6	145.5	(5.9)
Accident year combined ratio, as adjusted	89.8	85.8	4.0

FOR IMMEDIATE RELEASE

All comparisons are against the fourth quarter of 2017, unless otherwise indicated. Refer to the AIG Fourth Quarter 2018 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

General Insurance North America – Commentary

•	Adjusted pre-tax loss of $575 million compared to adjusted pre-tax income of $412 million in the prior-year quarter.

•	Net investment income of $296 million for the quarter compared to $728 million in the prior-year quarter. The decline in net investment income was largely the result of net losses on alternative and equity investments in the current quarter.

•	Net premiums written increased by 14.0%, largely due to the acquisitions of Validus and Glatfelter, and lower ceded premiums due to changes in the 2018 reinsurance programs. This was slightly offset by some underlying reduction in the North America Commercial Lines business due to ongoing underwriting actions to improve performance.

•	The North America combined ratio of 125.3 included 19.6 points of catastrophe losses net of reinstatement premiums and 10.0 points of net unfavorable prior year loss reserve development. The accident year combined ratio, as adjusted, was 96.6 for the quarter comprised of a 65.9 loss ratio, as adjusted, and a 30.7 expense ratio. The pre-tax underwriting loss of $871 million includes $689 million of catastrophe losses, net of reinsurance, of which $414 million related to North America Personal Insurance and $275 million related to Commercial Lines. Net unfavorable prior year loss reserve development of $326 million was primarily related to Financial Lines in Commercial Lines.

•	The increase in the expense ratio reflected a higher acquisition expense ratio driven by changes in portfolio mix, especially in Personal Insurance, and a decrease in GOE resulting from actions taken in the second half of 2018 to control expenses.

FOR IMMEDIATE RELEASE

General Insurance - International

	Three Months Ended December 31,
($ in millions)	2018	2017	Change
International
Net premiums written	$3,480	$3,309	5%
Commercial Lines	1,561	1,422	10
Personal Insurance	1,919	1,887	2

Underwriting income (loss)	$(200)	$(530)	62
Commercial Lines	(251)	(603)	58
Personal Insurance	51	73	(30)

Adjusted pre-tax loss	$(147)	$(399)	63

Underwriting ratios:
International
Loss ratio	66.8	74.7	(7.9	) pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(3.7)	(2.2)	(1.5)
Prior year development	(1.0)	(4.8)	3.8
Accident year loss ratio, as adjusted	62.1	67.7	(5.6)
Expense ratio	38.6	39.8	(1.2)
Combined ratio	105.4	114.5	(9.1)
Accident year combined ratio, as adjusted	100.7	107.5	(6.8)

International Commercial Lines
Loss ratio	80.5	98.0	(17.5	) pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(7.2)	(2.7)	(4.5)
Prior year development	(4.1)	(11.4)	7.3
Accident year loss ratio, as adjusted	69.2	83.9	(14.7)
Expense ratio	33.1	37.7	(4.6)
Combined ratio	113.6	135.7	(22.1)
Accident year combined ratio, as adjusted	102.3	121.6	(19.3)

International Personal Insurance
Loss ratio	53.4	54.6	(1.2	) pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(0.2)	(1.8)	1.6
Prior year development	2.0	0.8	1.2
Accident year loss ratio, as adjusted	55.2	53.6	1.6
Expense ratio	43.9	41.7	2.2
Combined ratio	97.3	96.3	1.0
Accident year combined ratio, as adjusted	99.1	95.3	3.8

All comparisons are against the fourth quarter of 2017, unless otherwise indicated. Refer to the AIG Fourth Quarter 2018 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

FOR IMMEDIATE RELEASE

General Insurance International – Commentary

•	Adjusted pre-tax loss of $147 million compared to adjusted pre-tax loss of $399 million in the prior-year quarter.

•	Net investment income of $53 million for the quarter compared to $131 million in the prior-year quarter. The decline in net investment income was largely the result of net losses on equity investments in the current quarter.

•	Net premiums written increased 5.2% on a reported and 7.6% on a constant dollar basis. The increase in net premiums written was due to the inclusion of the Talbot acquisition and increased accident & health business in Asia Pacific.

•	The International combined ratio of 105.4 included 3.7 points of catastrophe losses net of reinstatement premiums and 1.0 points of net unfavorable loss reserve development. The accident year combined ratio, as adjusted, of 100.7 was comprised of a 62.1 loss ratio, as adjusted, and a 38.6 expense ratio. The catastrophe losses and net unfavorable loss reserve development was largely a result of the Commercial portfolio. The pre-tax underwriting loss of $200 million included $137 million of catastrophe losses, net of reinsurance, severe losses of $79 million, net of reinsurance, and net unfavorable prior year loss reserve development of $37 million.

•	The expense ratio decrease was driven by a reduction in GOE given actions in the second half of the year, partially offset by higher acquisition expense ratio primarily due to increased costs in Japan and changes to the portfolio mix.

LIFE AND RETIREMENT

	Three Months Ended December 31,
($ in millions)	2018	2017	Change
Life and Retirement
Premiums & Fees	$1,917	$2,123	(10)%
Net Investment Income	1,921	2,003	(4)
Adjusted Revenue	4,065	4,382	(7)
Benefits, losses and expenses	3,442	3,600	(4)
Adjusted pre-tax income	623	782	(20)
Premiums and deposits	8,166	7,965	3

Individual Retirement
Premiums & Fees	$209	$210	-%
Net Investment Income	912	1,030	(11)
Adjusted Revenue	1,276	1,415	(10)
Benefits, losses and expenses	949	941	1
Adjusted pre-tax income	327	474	(31)
Premiums and deposits	4,225	3,106	36
Net flows	(510)	(422)	(21)

FOR IMMEDIATE RELEASE

	Three Months Ended December 31,
($ in millions)	2018	2017	Change
Group Retirement
Premiums & Fees	$111	$120	(8)%
Net Investment Income	517	550	(6)
Adjusted Revenue	682	732	(7)
Benefits, losses and expenses	523	486	8
Adjusted pre-tax income	159	246	(35)
Premiums and deposits	2,106	1,848	14
Net flows	(628)	(453)	(39)

Life Insurance
Premiums & Fees	$741	$732	1%
Net Investment Income	287	263	9
Adjusted Revenue	1,045	1,013	3
Benefits, losses and expenses	958	1,011	(5)
Adjusted pre-tax income	87	2	NM
Premiums and deposits	987	963	2

Institutional Markets
Premiums & Fees	$856	$1,061	(19)%
Net Investment Income	205	160	28
Adjusted Revenue	1,062	1,222	(13)
Benefits, losses and expenses	1,012	1,162	(13)
Adjusted pre-tax income	50	60	(17)
Premiums and deposits	848	2,048	(59)

All comparisons are against the fourth quarter of 2017, unless otherwise indicated. Refer to the AIG Fourth Quarter 2018 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

Life and Retirement – Commentary

•	In Individual Retirement, adjusted pre-tax income reflected lower net investment income due to lower base spreads and yield enhancements and lower fee income driven by unfavorable credit and equity market performance. Net flows excluding Retail Mutual Funds were positive and reflected strong sales.

•	In Group Retirement, adjusted pre-tax income reflected lower fee income, lower base spread and yield enhancements driven by unfavorable credit and equity market performance and continued investments made in the business. Group Retirement net flows reflected higher sales offset by higher surrenders due to the loss of large plan accounts, as well as higher individual surrenders.

•	In Life Insurance, adjusted pre-tax income reflected higher net investment income due to business growth and higher alternative investments returns. Mortality was favorable to pricing expectations.

FOR IMMEDIATE RELEASE

•	In Institutional Markets, adjusted pre-tax income reflected investments in technology and infrastructure and reserve refinements, partially offset by growth in the portfolio which drove higher net investment income.

CONFERENCE CALL

AIG will host a conference call tomorrow, Thursday, February 14, 2019 at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investors section at www.aig.com.

The conference call (including the conference call presentation material), the earnings release and the financial supplement may include, and officers and representatives of AIG may from time to time make and discuss, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only a belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal” or “estimate.” These projections, goals, assumptions and statements may relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, anticipated sales, monetization and/or acquisitions of businesses or assets, or successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results.

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements.

Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

•	changes in market and industry conditions;
•	the occurrence of catastrophic events, both natural and man-made;
•	AIG’s ability to successfully reorganize its businesses and execute on its initiatives to improve its underwriting capabilities and reinsurance programs, as well as improve profitability, without negatively impacting client relationships or its competitive position;
•	AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets, or successfully integrate acquired businesses;

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•	actions by credit rating agencies;
•	changes in judgments concerning insurance underwriting and insurance liabilities;
•	changes in judgments concerning potential cost saving opportunities;
•	the impact of potential information technology, cybersecurity or data security breaches, including as a result of cyber-attacks or security vulnerabilities;
•	disruptions in the availability of AIG’s electronic data systems or those of third parties;
•	the effectiveness of AIG’s strategies to recruit and retain key personnel and its ability to implement effective succession plans;
•	negative impacts on customers, business partners and other stakeholders;

•	AIG’s ability to successfully manage Legacy portfolios;
•	concentrations in AIG’s investment portfolios;
•	the requirements, which may change from time to time, of the global regulatory framework to which AIG is subject;
•	significant legal, regulatory or governmental proceedings;
•	changes in judgments concerning the recognition of deferred tax assets and goodwill impairment; and
•	such other factors discussed in Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, Part I, Item 2. MD&A and Part II, Item 1A. Risk Factors in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, Part I, Item 2. MD&A in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 and Part II, Item 7. MD&A and Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2017 and Part II, Item7. MD&A and Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2018 (which will be filed with the SEC).

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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COMMENT ON REGULATION G

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “generally accepted accounting principles” in the United States. The non-GAAP financial measures AIG presents may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the Fourth Quarter 2018 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

FOR IMMEDIATE RELEASE

Book Value per Common Share, Excluding Accumulated Other Comprehensive Income (AOCI) and Book Value per Common Share, Excluding AOCI and Deferred Tax Assets (DTA) (Adjusted Book Value per Common Share) are used to show the amount of AIG’s net worth on a per-share basis. AIG believes these measures are useful to investors because they eliminate items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. These measures also eliminate the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Book value per common share, excluding AOCI, is derived by dividing Total AIG Shareholders’ equity, excluding AOCI, by total common shares outstanding. Adjusted Book Value per Common Share is derived by dividing Total AIG shareholders’ equity, excluding AOCI and DTA (Adjusted Shareholders’ Equity), by total common shares outstanding.

AIG Return on Equity – Adjusted After-tax Income Excluding AOCI and DTA (Adjusted Return on Equity) is used to show the rate of return on shareholders’ equity. AIG believes this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Equity. Adjusted Return on Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG by average Adjusted Shareholders’ Equity.

Core and Life and Retirement Adjusted Attributed Equity is an attribution of total AIG Adjusted Shareholders’ Equity to these segments based on AIG’s internal capital model, which incorporates the segments’ respective risk profiles. Adjusted attributed equity represents AIG’s best estimates based on current facts and circumstances and will change over time.

Core and Life and Retirement Return on Equity – Adjusted After-tax Income (Adjusted Return on Attributed Equity) is used to show the rate of return on Adjusted Attributed Equity. Adjusted Return on Attributed Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Attributed Equity.

Adjusted After-tax Income Attributable to Core and Life and Retirement is derived by subtracting attributed interest expense and income tax expense from adjusted pre-tax income. Attributed debt and the related interest expense is calculated based on AIG’s internal capital model. Tax expense or benefit is calculated based on an internal attribution methodology that considers

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among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.

Adjusted Revenues exclude Net realized capital gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Adjusted revenues is a GAAP measure for AIG’s operating segments.

AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across AIG’s segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to AIG’s current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that AIG believes to be common to the industry. APTI is a GAAP measure for AIG’s segments. Excluded items include the following:

•    changes in fair value of securities used to hedge guaranteed living benefits;

•    changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses;

•    loss (gain) on extinguishment of debt;

•    all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized capital gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income and interest credited to policyholder account balances);

•    income or loss from discontinued operations;

•    pension expense related to a one-time lump sum payment to former employees;

•    income and loss from divested businesses;

•    non-operating litigation reserves and settlements;

•    restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization;

•    the portion of favorable or unfavorable prior year reserve development for which AIG has ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;

•    net loss reserve discount benefit (charge); and

•    integration and transaction costs associated with acquired businesses.

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Adjusted After-tax Income attributable to AIG (AATI) is derived by excluding the tax effected APTI adjustments described above and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges;
•	changes in uncertain tax positions and other tax items related to legacy matters having no relevance to AIG?s current businesses or operating performance; and
•	net tax charge related to the enactment of the Tax Cuts and Jobs Act (Tax Act).

See page 16 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. AIG’s ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and combined ratios, as adjusted: both the accident year loss and combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural and man-made catastrophe losses are generally weather or seismic events having a net impact on AIG in excess of $10 million each and also include certain man-made events, such as terrorism and civil disorders that exceed the $10 million threshold. AIG believes that adjusted ratios are meaningful measures of AIG’s underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. AIG also excludes prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

a)	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b)	Acquisition ratio = Total acquisition expenses ÷ NPE
c)	General operating expense ratio = General operating expenses ÷ NPE
d)	Expense ratio = Acquisition ratio + General operating expense ratio
e)	Combined ratio = Loss ratio + Expense ratio
f)	Accident year loss ratio, as adjusted (AYLR) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes (CYRIPs) +/(-) RIPs related to prior year catastrophes (PYRIPs) +

FOR IMMEDIATE RELEASE

(Additional) returned premium related to PYD on loss sensitive business ((AP)RP) + Adjustment for ceded premiums under reinsurance contracts related to prior accident years]
g)	Accident year combined ratio, as adjusted = AYLR + Expense ratio
h)	Catastrophe losses (CATs) and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) CYRIPs] – Loss ratio
i)	Prior year development net of (additional) return premium related to PYD on loss sensitive business = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) CYRIPs +/(-) PYRIPs + (AP)RP] – Loss ratio – CAT ratio

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts, Federal Home Loan Bank (FHLB) funding agreements and mutual funds.

Results from discontinued operations are excluded from all of these measures.

# # #

American International Group, Inc. (AIG) is a leading global insurance organization. Building on 100 years of experience, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation
($ in millions, except per share data)

Reconciliations of Adjusted Pre-tax and After-tax Income (Loss)

	Three Months Ended December 31,
	2018			2017
	Pre-tax	Tax Effect	After-tax	Pre-tax	Tax Effect	After-tax
Pre-tax income/net income (loss), including noncontrolling interests	$(695)	$(137)	$(608)	$875	$7,544	$(6,673)
Noncontrolling interest	-	-	(14)	-	-	13
Pre-tax income/net income (loss) attributable to AIG	(695)	(137)	(622)	875	7,544	(6,660)
Adjustments:
Changes in uncertain tax positions and other tax adjustments	-	5	(5)	-	(461)	461
Deferred income tax valuation allowance (releases) charges	-	21	(21)	-	(66)	66
Impact of Tax Act	-	-	-	-	(6,687)	6,687
Changes in fair value of securities used to hedge guaranteed living benefits	27	5	22	(29)	(10)	(19)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	40	7	33	(108)	(38)	(70)
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	68	14	54	45	15	30
(Gain) loss on extinguishment of debt	(3)	(1)	(2)	(1)	(1)	-
Net realized capital (gains) losses*	(195)	(56)	(139)	274	105	169
Noncontrolling interest on net realized capital (gains) losses	-	-	48	-	-	1
Loss from discontinued operations	-	-	2	-	-	3
Income from divested businesses	(3)	-	(3)	(241)	(82)	(159)
Non-operating litigation reserves and settlements	(11)	(3)	(8)	(43)	(15)	(28)
Net loss reserve discount (benefit) charge	(66)	(15)	(51)	(96)	(36)	(60)
Pension expense related to a one-time lump sum payment to former employees	-	-	-	10	4	6
Integration and transaction costs associated with acquired businesses	33	7	26	-	-	-
Restructuring and other costs	136	29	107	154	55	99
Adjusted pre-tax income (loss)/Adjusted after-tax income (loss)	$(669)	$(124)	$(559)	$840	$327	$526

	Twelve Months Ended December 31,
	2018			2017
	Pre-tax	Tax Effect	After-tax	Pre-tax	Tax Effect	After-tax
Pre-tax income/net income (loss), including noncontrolling interests	$257	$154	$15	$1,466	$7,526	$(6,063)
Noncontrolling interest	-	-	(21)	-	-	(21)
Pre-tax income/net income (loss) attributable to AIG	257	154	(6)	1,466	7,526	(6,084)
Adjustments:
Changes in uncertain tax positions and other tax adjustments	-	(48)	48	-	(488)	488
Deferred income tax valuation allowance charges	-	(21)	21	-	(43)	43
Impact of Tax Act	-	-	-	-	(6,687)	6,687
Changes in fair value of securities used to hedge guaranteed living benefits	154	32	122	(146)	(51)	(95)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(6)	(3)	(3)	(303)	(106)	(197)
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	675	142	533	303	106	197
(Gain) loss on extinguishment of debt	7	1	6	(5)	(2)	(3)
Net realized capital losses*	193	41	152	1,380	506	874
Noncontrolling interest on net realized capital losses	-	-	46	-	-	7
(Income) loss from discontinued operations	-	-	42	-	-	(4)
Income from divested businesses	(38)	(8)	(30)	(68)	(41)	(27)
Non-operating litigation reserves and settlements	19	4	15	(129)	(45)	(84)
Net loss reserve discount (benefit) charge	(371)	(79)	(292)	187	65	122
Pension expense related to a one-time lump sum payment to former employees	-	-	-	60	21	39
Integration and transaction costs associated with acquired businesses	124	26	98	-	-	-
Restructuring and other costs	395	83	312	413	145	268
Adjusted pre-tax income/Adjusted after-tax income	$1,409	$324	$1,064	$3,158	$906	$2,231

* Includes all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per share data)

Summary of Key Financial Metrics

	Three Months Ended December 31,				Twelve Months Ended December 31,
			% Inc.				% Inc.
	2018	2017	(Dec.)		2018	2017	(Dec.)
Income (loss) per common share:
Basic
Income (loss) from continuing operations	$(0.70)	$(7.33)	90.5%		$0.04	$(6.54)	NM	%
Loss from discontinued operations	-	-	NM		(0.05)	-	NM
Net loss attributable to AIG	$(0.70)	$(7.33)	90.5		$(0.01)	$(6.54)	99.8

Diluted
Income (loss) from continuing operations	$(0.70)	$(7.33)	90.5		$0.04	$(6.54)	NM
Loss from discontinued operations	-	-	NM		(0.05)	-	NM
Net loss attributable to AIG	$(0.70)	$(7.33)	90.5		$(0.01)	$(6.54)	99.8
Adjusted after-tax income (loss) attributable to AIG per diluted share	$(0.63)	$0.57	NM	%	$1.17	$2.34	(50.0)%

Weighted average shares outstanding:
Basic	887.5	908.1			898.4	930.6
Diluted (a)(b)	887.5	908.1			910.1	930.6

Return on equity (c)	(4.3)%	(38.7)%			0.0%	(8.4)%
Adjusted return on equity (d)	(4.6)%	4.2%			2.1%	4.1%

As of period end:	December 31, 2018	September 30, 2018	December 31, 2017
Total AIG shareholders' equity	$56,361	$58,586	$65,171
Accumulated other comprehensive income (AOCI)	(1,413)	(536)	5,465
Total AIG shareholders' equity, excluding AOCI	57,774	59,122	59,706

Deferred tax assets (e)	10,153	9,953	10,492
Total adjusted AIG shareholders' equity	$47,621	$49,169	$49,214

	December 31,	September 30,		December 31,
As of period end:	2018	2018	% Inc. (Dec.)	2017	% Inc. (Dec.)
Book value per common share (f)	$65.04	$66.23	(1.8)%	$72.49	(10.3)%
Book value per common share, excluding AOCI (g)	$66.67	$66.83	(0.2)	$66.41	0.4
Adjusted book value per common share (h)	$54.95	$55.58	(1.1)	$54.74	0.4

Total common shares outstanding	866.6	884.6		899.0

Financial highlights - notes

(a)	For the three-month period ended December 31, 2018 because we reported a loss attributable to AIG common shareholders from continuing operations and an adjusted after-tax loss, and for the three- and twelve-month periods ended December 31, 2017, because we reported losses attributable to AIG common shareholders from continuing operations, all common stock equivalents are anti-dilutive and are therefore excluded from the calculation of diluted shares and diluted per share amounts. The shares excluded from these calculations were 2,732,679 shares, 20,155,385 shares and 22,412,682 shares, respectively.
(b)	Diluted shares in the diluted EPS calculation represent basic shares for the three-month period ended December 31, 2018 and three- and twelve-month periods ended December 31, 2017 due to the net losses in those periods.
(c)	Computed as Annualized net income (loss) attributable to AIG divided by average AIG shareholders' equity. Equity includes AOCI and DTA.
(d)	Computed as Annualized Adjusted after-tax income attributable to AIG divided by Adjusted Shareholders' Equity.
(e)	Represents deferred tax assets only related to U.S. net operating loss and foreign tax credit carryforwards on a U.S. GAAP basis and excludes other balance sheet deferred tax assets and liabilities.
(f)	Represents total AIG shareholders' equity divided by Total common shares outstanding.
(g)	Represents total AIG shareholders' equity, excluding AOCI, divided by Total common shares outstanding.
(h)	Represents Adjusted Shareholders' Equity, divided by Total common shares outstanding.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation
($ in millions, except per share amounts)

Reconciliations of Life and Retirement Adjusted Return on Equity

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Adjusted pre-tax income	$623	$782	$3,190	$3,831
Interest expense on attributed financial debt	31	6	107	23
Adjusted pre-tax income including attributed interest expenses	592	776	3,083	3,808
Income tax expense	116	252	610	1,242
Adjusted after-tax income	476	524	2,473	2,566

Ending adjusted attributed equity	$19,695	$20,304	$19,695	$20,304
Average adjusted attributed equity	$19,475	$20,644	$19,664	$20,687
Adjusted return on attributed equity	9.8%	10.2%	12.6%	12.4%

Reconciliations of Core Adjusted Return on Equity

	Three Months Ended
	December 31,
	2018	2017
Adjusted pre-tax income (loss)	$(519)	$429
Interest expense (benefit) on attributed financial debt	-	(31)
Adjusted pre-tax income (loss) including attributed interest expenses	(519)	460
Income tax expense (benefit)	(93)	198
Adjusted after-tax income (loss)	(426)	262

Ending adjusted attributed equity	$38,735	$39,931
Average adjusted attributed equity	$39,547	$40,841
Adjusted return on attributed equity	(4.3)%	2.6%

Net Premiums Written - Change in Constant Dollar

Three Months Ended
General Insurance - International	December 31, 2018
Foreign exchange effect on worldwide premiums:
Change in net premiums written
Increase (decrease) in original currency	7.6%
Foreign exchange effect	(2.4)
Increase (decrease) as reported in U.S. dollars	5.2%

Reconciliation of Insurance Company Net Investment Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net investment income per Consolidated Statement of Operations	$2,754	$3,464	$12,476	$14,179
Changes in fair value of securities used to hedge guaranteed living benefits	1	(29)	128	(146)
Net realized capital gains related to non-qualifying hedges	58	-	124	-
Total Insurance Company Net investment income	$2,813	$3,435	$12,728	$14,033

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per share amounts)

Reconciliations of Premiums and Deposits

	Three Months Ended
	December 31,
	2018	2017
Individual Retirement:
Premiums	$15	$10
Deposits	4,213	3,096
Other	(3)	-
Total premiums and deposits	$4,225	$3,106

Group Retirement:
Premiums	$4	$6
Deposits	2,102	1,842
Other	-	-
Total premiums and deposits	$2,106	$1,848

Life Insurance:
Premiums	$378	$362
Deposits	417	398
Other	192	203
Total premiums and deposits	$987	$963

Institutional Markets:
Premiums	$816	$1,019
Deposits	25	1,022
Other	7	7
Total premiums and deposits	$848	$2,048

Total Life and Retirement:
Premiums	$1,213	$1,397
Deposits	6,757	6,358
Other	196	210
Total premiums and deposits	$8,166	$7,965